EXHIBIT 99.1

Vail Resorts, Inc.

News Release

For Immediate Release

Investor Relations: Leslie Roubos, (970) 845-2958, lroubos@vailresorts.com

Media Relations: Kelly Ladyga, (970) 845-5720, kladyga@vailresorts.com

VAIL RESORTS, INC. ANNOUNCES TERMINATION OF SEC INVESTIGATION

VAIL, Colo.--Sept. 19, 2005--As previously disclosed, in February 2003 the United States Securities and Exchange Commission ("SEC") issued a formal order of investigation with respect to Vail Resorts, Inc. (the "Company").

On September 19, 2005, the Central Regional Office of the SEC informed the Company that its investigation has been terminated, and that no enforcement action has been recommended regarding the Company. The Company has also been informed that no enforcement action has been recommended with respect to any present or former directors, officers or employees of the Company in regard to the matters that had been under investigation.

About Vail Resorts

Vail Resorts, Inc. is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado, Heavenly in California and Nevada, and the Grand Teton Lodge Company in Jackson Hole, Wyo. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties across the United States. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.

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